Exhibit 10.7
RESTRICTED STOCK UNIT AWARD AGREEMENT

        CUSTOMERS BANCORP, INC. (the "Company") is pleased to award you Restricted Stock Units pursuant to the Customers Bancorp, Inc. 2019 Stock Incentive Plan (the "Plan"). This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of ________, by and between Customers Bancorp, Inc. and ____________ (the “Grantee”).

        WHEREAS, the Grantee is a valued employee, officer, director, consultant or advisor of the Company or one of its subsidiaries; and

        WHEREAS, the Company maintains the Customers Bancorp, Inc. 2019 Stock Incentive Plan; and

Pursuant to the actions of the Company’s Board of Directors and the Committee established under the Plan, the Company wishes to conditionally transfer rights to receive Restricted Stock Units of common stock, of the Company, to the Grantee pursuant to the terms of the Plan, subject to the additional terms and conditions set forth herein.

        NOW, THEREFORE, the Company and the Grantee, intending to be legally bound, hereby agree as follows:

1.Subject to and as soon as practicable following the satisfaction of the vesting conditions set forth in Paragraph 2 below, and subject to your acceptance of this agreement, the Grantee will be awarded [______] Restricted Stock Units of the Company’s common stock (“Award Shares”).

2. (a) Subject to Paragraph 2(c) below, the Grantee shall be entitled to receive the Award Shares that shall be the earlier of (i) the vesting schedule as outlined below (ii) the date of the Grantee’s death, or (iii) a “Change in Control” as defined by the Plan:

–Vesting schedule -

(b)  Unless otherwise determined by the Committee, the vesting of Restricted Stock Units will be suspended during the period of any approved leave of absence in which the Grantee has a right to reinstatement. Upon the Grantee’s return to employment, vesting will resume.

(c) If the Grantee’s employment or service with the Company is terminated for any reason other than death prior to the vesting schedule, this Agreement shall automatically terminate, the Grantee shall forfeit all unvested Restricted Stock Units and rights hereunder, and no Restricted Stock Units or other consideration shall be transferred to Grantee pursuant to this Agreement.

3. Unless the Grantee and the Company make other arrangements satisfactory to the Company with respect to the payment of withholding taxes, no Award Shares shall be transferred to the Grantee pursuant to Paragraph 2(a), above until the grantee has satisfied all tax obligations regarding the vesting thereof.

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Exhibit 10.7
4. Nothing in this Agreement is intended to give any Grantee the right to remain employed or service of the Company, or shall interfere with or restrict, in any way, the rights of such person to terminate Grantee’s employment or service at any time, subject to the terms of any employment or service agreement by and between the Company and Grantee.

5.  This Agreement is subject to the terms of the Plan and the Grantee hereby acknowledges receipt of a copy of the Plan. Except as otherwise stated, all terms used herein and not defined herein shall have the meanings set forth in the Plan.

6. This Agreement shall be governed by the substantive law of the Commonwealth of Pennsylvania, without giving effect to the choice of law principles thereof.

        The Company has executed this Agreement with intent to be legally bound hereby, as of the first date set forth above.

CUSTOMERS BANCORP, INC.	Grantee:

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